Exhibit (a)(1)

NOTE: The following is an unofficial English translation of the Hebrew language Offer to Purchase.

Koor Industries Ltd. (The "Company" or "Koor")	Discount Investments Company Ltd. (the "Offeror" or the "Purchaser")

In accordance with the Companies Law 5759-1999 (the “Companies Law”) and the Securities Regulations (Purchase Offer) 5760-2000 (the “Purchase Offer Regulations”), the following is a:

Schedule (‘Mifrat’) of a Special Offer to Purchase

Up to 890,000 ordinary shares of NIS 0.001 par value each of the Company (the “Shares” or the “Shares of the Company”), constituting approximately 5.4% of the issued and paid-up capital and of the voting rights in the Company1, at a price of NIS 225.0 per Share, subject to withholding tax according to law (the “Offer Price”), all in accordance with the conditions of this Schedule.

The Shares of the Company are listed for trading on the Tel Aviv Stock Exchange Ltd. (“TASE”) and American Depository Shares (ADS) of the Company (“ADSs”), each of which represents 0.20 Shares of the Company, are traded on the New York Stock Exchange (“NYSE”). Therefore, this Offer to Purchase is also addressed to holders of ADSs, and use of the term “Shares” or “Shares of the Company” in this Schedule shall also include “ADSs”, mutatis mutandis, unless otherwise noted. The price to be paid for ADSs will be paid, subject to withholding tax according to law in the US Dollar equivalent, at the representative Dollar exchange rate published by the Bank of Israel on the Final Expiration Date (as defined in Section 3.11.5 of this Schedule), and if such exchange rate shall not be determined on the Final Expiration Date, then the representative Dollar exchange rate shall be the last exchange rate published prior to the Final Expiration Date. For additional details regarding ADS holders, see Section 10 of this Schedule.

This Offer to Purchase is addressed to all shareholders in the Company, excluding holders of control of the Offeror (including IDB Development Company Ltd. (“IDB Development”) which is a controlling shareholder of the Offeror and also itself holds Shares in the Company) and companies in their control (including subsidiaries of Koor) (the “IDB Group”), but including any such company with respect to the Shares held by them in provident funds (‘kupot gemel’), mutual investment funds in trust or life insurance accounts participating in earnings, under their management.

As of the date of this Schedule, the Offeror itself holds 5,081,033 Shares of the Company, constituting approximately 30.8% of the issued and paid-up share capital and of the voting rights in the Company2. As of the date of this Schedule, IDB Development holds approximately 9.9% of the issued and paid-up share capital of and the voting rights in the Company3. For details of the holdings of companies in the IDB Group in Shares of the Company, see section 2.3 of this Schedule.

Under Section 332 of the Companies Law, the Offeror’s undertaking to purchase Shares according to the Offer to Purchase under this Schedule is conditioned upon acceptance of the offer by offerees holding shares amounting, as of the Initial Completion Date (as defined in section 3.1 of this Schedule) to at least 5% of the voting rights in the Company (the “Minimum Rate of Acceptance”)4. If offerees holding at least the Minimum Rate of Acceptance do not accept the Offer to Purchase under this Schedule, the Offer to Purchase shall be deemed not to have been accepted, and the Offeror shall not purchase any Shares from the holders who have accepted the Offer. In such a case, the Offeror shall be entitled to publish an additional Offer to Purchase the Shares of the Company at any time, without being bound by the conditions of this Offer to Purchase.

[1]	The details contained in this Schedule regarding the issued share capital of and the voting rights in the Company are in disregard of 15,156,533 deferred shares of NIS 0.001 par value each existing in the capital of the Company, which do not grant economic rights or voting rights, except the right to receive the par value in the event of winding up.

The 890,000 shares being offered for purchase by the Offeror under this Schedule constitute approximately 5.4% of the issued and paid-up share capital of the Company, and of the voting rights in it, on the basis of the issued and paid-up share capital of the Company as mentioned above, less 15,799 Shares of the Company held, to the best of the Offeror’s knowledge, by a wholly owned subsidiary of the Company (the “Capital and Voting Rights less the Shares held by the Subsidiary”).

[2]	The Offeror’s holdings constitute approximately 30.8% of the Capital and Voting Rights less the Shares held by the Subsidiary.

[3]	These holdings constitute approximately 9.9% of the Capital and Voting Rights less the Shares held by the Subsidiary.

[4]	As at the date of this Schedule, the amount of shares constituting the Minimum Rate of Acceptance is 825,188. The amount of shares in the Minimum Rate of Acceptance might increase during the acceptance period as a result of exercise of options issued in the past by the Company to employees, officers and institutional investors, which may be exercised for Shares of the Company.

Should the number of Shares in respect of which notices of acceptance have been received by the end of the Additional Offer Period (as defined below) be greater than the maximum number of Shares that the Offeror has undertaken to purchase as set out above (890,000 Shares), the Offeror shall purchase the total number of Shares from each offeree who provides notice of acceptance of this Offer to Purchase in respect of which such offeree has given such notice of acceptance, multiplied by the ratio of the maximum number of shares that the Offeror undertook to purchase as aforesaid and the total number of shares in respect of which notices of acceptance have been given under this Schedule as at the end of the Additional Offer Period.

Pursuant to Section 331 of the Companies Law, this Offer to Purchase is addressed to all of the offerees, and the offerees may give notice of their consent to the Offer to Purchase or of their objection thereto; a special offer to purchase shall only be accepted if the majority of the offerees who gave notice of their position on it, agree to the offer; in counting the votes of the offerees, the votes of controlling shareholders in the Offeror or of a holder of a controlling parcel in the Company or any person acting on behalf of such persons or of the Offeror, including their relatives or corporations under their control, shall not be taken into account; where the Offer to Purchase is accepted, offerees who did not give notice of their position regarding the Offer to Purchase, or which objected to it, may agree to the Offer no more than four (4) days after the Initial Completion Date (the “Additional Offer Period”), and they shall be deemed to have agreed to the Offer from the outset.

In the event of circumstances which the Offeror did not know about and was not required to know about, or did not foresee and ought not to have foreseen, and the conditions of the Offer to Purchase under such circumstances have become materially different from conditions that a reasonable offeror would have offered had he known such circumstances on the date of this Schedule, the Offeror shall be entitled to withdraw from the Offer to Purchase, all subject to the Offeror giving notice of such withdrawal and notice of such withdrawal being published as required under the Purchase Offer Regulations.

—	Any shareholder who holds a share via a member of the TASE, who agrees to or objects to the Offer, shall give notice to the Offeror, via the member of the TASE in which such share is held, as to its position with respect to the Offer to Purchase, in the manner prescribed in section 3.8 of this Schedule.

—	Any shareholder registered in the register of shareholders kept by the Company who agrees to or objects to the Offer shall give notice to the Offeror of its position with respect to the Offer to Purchase, at the offices of Clal Finance Batucha Investment Management Ltd. (the “Israeli Depositary” or “Coordinator of the Offer”)[1], at 37 Menahem Begin Road, Tel Aviv, in the manner prescribed in section 3.9 of this Schedule.

—	Any ADS holder who agrees to or objects to the Offer shall give notice to the Offeror of its position with respect to the Offer to Purchase at the offices of the U.S. Depositary of the Offer, in the manner prescribed in section 10 of this Schedule and in Annex D hereto .

Final date for delivery of Notices of Acceptance: September 21, 2006 at 5:00 p.m. Israeli time.

Date of Schedule: August 30, 2006

[1]	The Coordinator of the Offer is a company under control of IDB Development, which is a controlling shareholder of the Offeror.

Annex "A" - Notice by Unregistered Holder

Annex "A1" - Notice of Acceptance by Stock Exchange Member

Annex "A2" - Notice of Objection by Stock Exchange Member

Annex "B" - Notice by Registered Holder

Annex "C" - Deed of Transfer of Shares

Annex "D" - Information in English for ADSs Holders

A Schedule of a Special Offer to Purchase up to 890,000 ordinary shares, NIS 0.001 par value each, of the Company (the “Shares” or the “Shares of the Company”), constituting approximately 5.4% of the issued and paid-up capital and the voting rights in the Company1, at a price of NIS 225.0 per share (the “Offer Price”), all in accordance with the conditions of this Schedule.

The Shares of the Company are listed for trading on the Tel Aviv Stock Exchange Ltd. (“TASE”) and American Depository Shares (ADS) of the Company (“ADSs”), each of which represents 0.20 Shares of the Company, are traded on the New York Stock Exchange (“NYSE”). Therefore, this Offer to Purchase is also addressed to the holders of ADSs, and use of the term “Shares” or “Shares of the Company” in this Schedule shall also include “ADSs”, mutatis mutandis, unless otherwise noted. The price to be paid for ADSs will be paid, subject to withholding tax according to law, in the US Dollar equivalent, at the representative Dollar exchange rate to be published by the Bank of Israel on the Final Expiration Date (as defined in Section 3.11.5 of this Schedule), and if such exchange rate shall not be determined on the Final Expiration Date, then the representative Dollar exchange rate shall be the last exchange rate published prior to the Final Expiration Date. For additional details regarding ADS holders, see Section 10 of this Schedule.

This Offer to Purchase is addressed to all shareholders in the Company, excluding controlling shareholders of the Offeror (including IDB Development Company Ltd. (“IDB Development”) which is a controlling shareholder of the Offeror and also itself holds Shares in the Company), and companies in their control (including subsidiaries of Koor) (the “IDB Group”), but including any such company with respect to the shares held by them in provident funds (‘kupot gemel’), mutual investment funds in trust or life insurance accounts participating in earnings, under their management.

As of the date of this Schedule, the Offeror itself holds 5,081,033 ordinary Shares of the Company, constituting approximately 30.8% of the issued and paid-up share capital and the voting rights in the Company 2. As of the date of this Schedule, IDB Development holds approximately 9.9% of the issued and paid-up share capital and the voting rights in the Company 3. For details of the holdings of companies in the IDB Group in Shares of the Company, see section 2.3 of this Schedule.

For details of the conditions of the Offer to Purchase and withdrawal from the Offer to Purchase, see section 4 of this Schedule.

1.	Price of Offer to Purchase and Details of Price of Shares

1.1	For each Share of the Company, the Offeror shall pay the sum of NIS 225.0 (the “Offer Price”), in accordance with the provisions of this Schedule below. For ADS holders, see section 10 of this Schedule and Annex D to this Schedule.

1.2	The following are details of the high and low closing price for Shares of the Company (in NIS) on TASE for the period between September 1, 2005 and August 29, 2006, taking into account any payments of dividends or distribution of bonus shares, splits, consolidations of capital or rights offers (in a number of cases, the date has been chosen randomly from a number of trading days with the same price):

1	The details contained in this Schedule regarding the issued share capital of and the voting rights in the Company are in disregard of 15,156,533 deferred shares of NIS 0.001 par value each in the capital of the Company, which do not grant economic rights or voting rights, except the right to receive the par value in the event of winding up.

The 890,000 shares being offered for purchase by the Offeror under this Schedule constitute approximately 5.4% of the issued and fully paid up share capital of the Company, and of the voting rights in it, on the basis of the issued share capital of the Company as mentioned above, less 15,799 Shares of the Company held, to the best of the Company’s knowledge, by a wholly owned subsidiary (the “Capital and Voting Rights less the Shares held by the Subsidiary”).

[2]	The Offeror’s holdings constitute approximately 30.8% of the Capital and Voting Rights less the Shares held by the Subsidiary.

[3]	These holdings constitute approximately 9.9% of the Capital and Voting Rights less the Shares held by the Subsidiary.

Month	Low		High
	Date	Price	Date	Price
August 2005	25.8.05	247.0	31.8.05	257.8
September 2005	25.9.05	230.7	1.9.05	263.0
October 2005	19.10.05	233.3	10.10.05	255.1
November 2005	16.11.05	235.2	9.11.05	256.6
December 2005	19.12.05	245.0	13.12.05	263.5
January 2006	5.1.06	238.5	2.1.06	258.0
February 2006	28.2.06	220.1	2.2.06	242.6
March 2006	1.3.06	220.4	27.3.06	245.9
April 2006	2.4.06	234.0	30.4.06	292.8
May 2006	31.5.06	258.9	17.5.06	283.5
June 2006	28.6.06	227.4	4.6.06	256.2
July 2006	13.7.06	208.0	4.7.06	241.9
August 2006*	6.8.06	203.6	23.8.06	222.4

* Up to the date of this Schedule.

1.3	The average of the prices of the Company’s Share on TASE during the six months preceding the date of this Schedule i.e., for the period between March 1, 2006 and August 29, 2006, taking into account the payment of dividends or distribution of bonus shares, split, consolidation of capital or rights offer, was approximately NIS 239.8 per share.

1.4	The closing price of the shares on TASE on August 29, 2006 was NIS 215.2 per share (the closing price of the shares immediately prior to the date of this Schedule).

1.5	The Offer Price is approximately 6.2% lower than the average price of the share on TASE during the six months prior to the date of this Schedule, and approximately 4.5% higher than the closing price of the shares on TASE immediately prior to the date of this Schedule.

1.6	The average price for ADSs on NYSE in the last six month preceding the date of this Schedule, meaning the period between March 1, 2006 and August 29, 2006, was approximately US $10.68 per an ADS.

1.7	The closing price for ADSs on NYSE on August 29, 2006, immediately prior to the date of this Schedule, was US $ 9.80 per an ADS. The Offer Price[1] is approximately 4.2% lower than the average closing price on NYSE in the last six month preceding the date of this Schedule, and approximately 4.4% higher than the closing price of ADSs immediately prior to the date of this Schedule.

The following are details of the high and low closing price for ADS (in USD) on NYSE for the period between September 1, 2005 and August 29, 2006, taking into account any payments of dividends or distribution of bonus shares, splits, consolidations of capital or rights offers (in a number of cases, the date has been chosen randomly from a number of trading days with the same price):

[1]	According to the Dollar exchange rate determined by the Bank of Israel on August 29, 2006 (NIS 4.396 per 1 US Dollar), the Offer Price for one ADS Unit is equivalent to US $ 10.237.

Month	Low		High
	Date	Price	Date	Price
August 2005	16.8.05	10.8000	2.8.06	11.8500
September 2005	22.9.05	10.0500	5.9.05	11.7400
October 2005	20.10.05	10.0900	10.10.05	11.1900
November 2005	15.11.05	9.800	29.11.05	10.9800
December 2005	19.12.05	10.4400	13.12.05	11.4200
January 2006	13.1.06	10.3027	3.1.06	10.9700
February 2006	28.2.06	9.3400	2.2.06	10.2800
March 2006	1.3.06	9.4500	28.3.06	10.6400
April 2006	3.4.06	10.3700	28.4.06	12.7000
May 2006	25.5.06	11.6000	3.5.06	12.6500
June 2006	28.6.06	10.1600	2.6.06	11.6800
July 2006	14.7.06	9.2700	6.7.06	10.9000
August 2006*	1.8.06	9.3600	17.8.06	10.3000

* Up to the date of this Schedule.

1.8	The Company’s shareholders’ equity, according to its financial statements as of June 30, 2006, was approximately NIS 2,384 million (or approximately $537 million according to the representative US dollar exchange rate of NIS 4.44 per dollar on that date); shareholders’ equity per share in accordance with its financial statements as aforesaid was approximately NIS 144.45 per Share (or approximately $32.53 per Share according to the representative US dollar exchange rate of NIS 4.44 per dollar on that date).

2.	Information concerning the Offeror

2.1	The Offeror was incorporated in Israel in 1961, and is a public company whose shares and other securities are listed for trading on TASE. The address of the Offeror’s head office is 3 Azrieli Center, Triangle Tower, Level 44, Tel Aviv 67023.

2.2	The following are, to the best of the knowledge of the Offeror and its directors, details of the holdings of shares in the Offeror by interested parties in the Offeror, as of the date of this Schedule:

Name	% of capital and voting rights	% of capital and voting rights, fully diluted
IDB Development (I)	76.06%	73.93%
Clal Insurance Enterprises Holdings Ltd. ("Clal Insurance Holdings") (II)	0.43%	0.92%
Ami Arel (III)	--	0.03%

(I)	IDB Development is a public company whose shares are listed for trading on TASE, and information regarding it is publicly available.

(II)	Tothe best of the Offeror’s knowledge, Clal Insurance Holdings is a public company whose shares are listed for trading on TASE and which is controlled, as of the date of this Schedule, by IDB Development. The holdings of Clal Insurance Holdings include: Holdings in Nostro (i.e., for its own account), holdings via companies controlled by Clal Insurance Holdings as part of life insurance participating in earnings, as part of provident funds (‘kupot gemel’) under the control or management of companies controlled by Clal Insurance Holdings and as part of funds managed by companies controlled by Clal Insurance Holdings.

(III)	The President and Chief Executive Officer of the Company.

2.3	To the best of the Offeror’s knowledge, as of the date of this Schedule: IDB Development itself, a controlling shareholder of the Offeror, holds 1,630,214 Shares of the Company, constituting approximately 9.9% of the Capital and Voting Rights less the Shares held by the Subsidiary; Clal Insurance Holdings, a company controlled by IDB Development and an interested party in the Offeror, holds, itself and via companies under its control, 584,026 Shares of the Company, constituting approximately 3.54% of the Capital and Voting Rights less the Shares held by the Subsidiary (of such holdings, 582,421 shares of the Company, which constitute approximately 3.53% of the Capital and Voting Rights less the Shares held by the Subsidiary as aforesaid, are holdings under provident funds, mutual investment funds in trust or life insurance accounts participating in earnings under the management of subsidiaries of Clal Insurance Holdings). The total holdings of the IDB Development Group (not including the Offeror) in the Shares of the Company amounts to approximately 13.4% of the Capital and Voting Rights less the Shares held by the Subsidiary.

The Offer to Purchase is not addressed to the holders set out in this section above, except with respect to Shares held by them under provident funds, mutual investment funds in trust or life insurance accounts participating in earnings under the management thereof.

2.4	On the date of this Schedule: Seven (out of nine) directors of the Company also act as directors of the Offeror and of other companies in the IDB Group; an additional director of the Company also acts as President and Chief Executive Officer of the Offeror and as director of other companies in the IDB Group; and the CEO of the Company acts as Vice President of the Offeror and as a director of other companies in the IDB Group.

2.5	For details of the put option granted by the Offeror to a company owned by Mr. Jonathan Kolber, chairman of the board of directors of the Company and interested person therein, as well as for the loan agreement between the Offeror and the same company and the agreement between such parties to set up a guarantee by the Offeror in favor of the same company, see section 5 of this Schedule.

2.6	The following are details of the directors and senior officers of the Offeror:

Directors:

Name of director and personal
information

Nohi Dankner

Chairman of the board of directors
of the Offeror

Age: 52

Employee of IDB Holding Company
Ltd., an interested party in the
Offeror.

Son of Zehava Dankner and brother of
Shelly Bergman, interested parties
in the Offeror.	Principal occupation over past 5 years

Chairman of board of directors and Chief Operations
Officer of IDB Holdings Company Ltd.; Chairman of board
of directors and Chief Executive Officer of the Ganden
Group. Chairman of board of directors of IDB
Development Company Ltd.; Chairman of board of
directors of Clal Industries and Investments Ltd.;
Director of other companies in the IDB Group and of
various companies in the Ganden Group.

Since July 2006, director of the Company.

Avi Fisher

Age: 50

Employee of IDB Holding Company
Ltd., an interested party in the
Offeror.

Zvi Livnat

Age: 53

Employee of IDB Holding Company
Ltd., an interested party in the
Offeror.

Son of Mr. Avraham Livnat,
interested party in the Offeror.

Isaac Manor

Age: 65

Husband of Ruth Manor and father of
Dori Manor, interested parties in the
Offeror.

Dori Manor

Age: 39

Son of Ruth and Isaac Manor,
interested parties in the Offeror

Zahava Dankner

Age: 73

Mother of Nohi Dankner and Shelly
Bergman, interested parties in the
Offeror

Eliyahu Cohen

Age: 73

Employee of IDB Development Company
Ltd., an interested party in the
Offeror.

Lior Hannes

Age: 42

Employee of IDB Development Company
Ltd., an interested party in the
Offeror.

Director and Joint CEO of Clal Industries and
Investments Ltd.; Deputy Chief Executive Officer of IDB
Holding Company Ltd.; Deputy Chairman of the board of
directors of IDB Development Ltd.; Director of other
companies in the IDB Group and of various companies in
the Ganden Group; partner in the law firm of Fisher
Bechar Chen Well Orion & Co.

Since July 2006, director of the Company.

Joint CEO of Clal Industries and Investments Ltd.;
Director and Deputy Chief Financial Officer of IDB
Holding Company Ltd.; Deputy Chairman of the board of
directors of IDB Development Company Ltd.; Director of
other companies in the IDB Group; former VP Trade of
Taavura Holdings Ltd.

Since July 2006, director of the Company.

Chairman of the board of directors of auto companies in
the Davit Lovinsky Ltd. Group; Director of IDB Holding
Company Ltd., IDB Development Company Ltd.; Clal
Industries and Investments Ltd. and other companies in
the IDB Group; Director of Union Bank of Israel Ltd.

Since July 2006, director of the Company.

CEO of auto companies in the Davit Lovinsky Ltd. Group;
Director of IDB Holding Company Ltd., IDB Development
Company Ltd.; Clal Industries and Investments Ltd. and
other companies in the IDB Group.

Member of management, Executive committee, Beautiful
Israel Council.

Since February 2006, director of IDB Holdings Ltd., IDB
Development Company Ltd. and Clal Industries and
Investments Ltd.

Director and CEO of IDB Development Company Ltd.;
Director (and up to December 2003, CEO) of IDB Holding
Company Ltd.; Chairman of the board of directors of
Clal Insurance Enterprises Holdings Ltd.; Director of
other companies in the IDB Group.

Deputy Chief Executive Officer of IDB Development
Company Ltd.; Chairman of board of directors, Clal
Tourism Ltd.; Director of IDB Holding Company Ltd. and
other companies in the IDB Group.

CEO of Ganden Tourism and Flight Ltd. and Chief
Operations Officer of Ganden Group until December 2003.

Since July 2006, Deputy Chairman of board of directors
of the Company.

Gideon Lahav

Age: 77

Moshe Arad

External Director

Age: 72

Adiel Rosenfeld

Age: 52

Jacob Schimmel

Age: 44

Raffi Bisker

Age: 55

Gideon Dover

External Director

Age: 62

Shaul Ben Zeev

Age: 60

Employee of Taavura Holdings Ltd., a
subsidiary of Avraham Livnat Ltd., an
interested party in the Offeror.	External director of Israel Petrochemical Enterprises
Ltd. and of Delta Galil Industries Ltd. (between 1998
and 2003); director of other companies: Orbotech Ltd.
(since 1999), Paz Oil Co. Ltd. (since 2000), Tempo Beer
Industries Ltd. (since 2001) and Cellcom Israel Ltd.
(from 2002 to 2004, and in 2005); until 2002, director
of The Phoenix Israel Insurance Company Ltd.

Since July 2006, director of the Company.

Vice President, Hebrew University, Jerusalem; External
director and member of audit committee, FIBI Holdings
Ltd. (until August 2004).

Representative of Equita Holdings Group (a Dutch
investment fund) in Israel; Director of a number of
companies in the IDB Group; President of the Association
of Friends of Haifa University and member of management
of Omanut La'am; Honorary Consul of Slovenia in Israel.

Joint manager of an international commercial group
based in London, England - UKI Investments; director of
IDB Development Company Ltd.

Chairman of board of directors of Property & Building
Corporation Ltd. since June 2004; Director of IDB
Holding Company Ltd., IDB Development Company Ltd.,
Clal Industries and Investments Ltd. and other
companies in the IDB Group; Director of various
companies in the Ganden Group; CEO of Ganden Real
Estate Ltd. since October 1999; formerly CEO of Ganden
Holdings Ltd.

Since July 2006, director of the Company.

CEO and director, Dover Medical and Scientific
Equipment Ltd.

CEO, Avraham Livnat Ltd. (since June 2001).

Business Development Manager Taavura Holdings Ltd.
since June 2001; Director of IDB Holding Company Ltd.,
IDB Development Company Ltd. and a number of other
companies.

Senior Officers:

Name and personal information

Ami Arel

Age: 59

Oren Lieder

Age: 58

Raanan Cohen

Age: 39

Son of Mr. Eliyahu Cohen, an
interested party in the Offeror.

Michel Dahan

Age: 48

Ari Bronstein

Age: 37

Yitshak Ravid

Age: 52

Principal occupation over past 5 years

President and Chief Executive Officer of the Offeror
and of wholly owned subsidiaries. Chairman or member
of the board of directors of various companies held by
the Offeror.

Since July 2006, director of the Company.

Since January 2003, senior VP and CFO of Offeror and of
wholly owned subsidiaries; director of various
companies held by the Offeror.

Until December 2002, VP Finances, Bezeq - the Israel
Telecommunications Corp. Ltd.

VP of Offeror and of wholly owned subsidiaries;
director of various companies held by the Offeror.
From January 2004 until July 2005, CEO of Skylex
Corporation Ltd.

Since July 2006, general manager of the Company.

Since January 2006, VP of the Offeror. In addition
(since February 2001), accountant for the Offeror and
for wholly owned subsidiaries; director of various
companies held by the Offeror.

Since January 2006, VP of the Offeror. Since March
2006, director of a number of companies held by the
Offeror; From 2004 until December 2005, VP Economics
and Business Development, and prior to that, director
of Financing and Investments Division, Bezeq - the
Israel Telecommunications Corp. Ltd.

Since April 2006, internal auditor of the Offeror and
of certain wholly owned subsidiaries; senior partner in
Raveh Ravid & Co. Accountants; internal audit of Israel
Democracy Institute and of ProSeed Venture Capital
Fund.

3.	Details regarding Acceptance

3.1	The final date for the delivery of notices of acceptance or objection to the Offer for Purchase under this Schedule shall be September 21, 2006 (the “Initial Completion Date”) at 5:00 p.m. Israeli time.

3.2	Should the Initial Completion Date fall on a day on which trading does not take place, the Date of Acceptance shall be deferred to the first trading day thereafter.

In this Schedule: “Trading Day” shall mean a day on which trading takes place on TASE. .

3.3	During the Initial Offer Period, the Offeror may defer the Initial Completion Date by notice given by the Offeror as set out in section 25(a) of the Purchase Offer Regulations, provided that such notice is given up to one business day prior to the Initial Completion Date (i.e., by September 17, 2006), and the deferred Final Date of Acceptance shall be postponed to a day that is a Trading Day, no more than sixty (60) days after the date of this Schedule.

In this Schedule: “Business Day” shall mean a day on which the majority of the banking entities in Israel are open.

3.4	Notwithstanding the provisions of clause 3.3 above, if during the Initial Offer Period, another offeror submits an offer to purchase with respect to Shares of the Company, the Offeror may defer the Initial Completion Date until the date of final acceptance under the other offer to purchase; deferral of the Initial Completion Date shall be by notice delivered by the Offeror as set out in section 25(a) of the Purchase Order Regulations.

3.5	Acceptance of the Offer to Purchase shall be effected via a TASE member, Clal Finance Batucha Investment Management Ltd., 37 Menahem Begin Road, Tel Aviv (the “Coordinator of the Offer”)[1]. Regarding the Acceptance of the Offer to Purchase by the ADS Unit holders, see section 10 and Annex D of this Schedule.

3.6	In assurance of payment of the consideration for the Offer to Purchase, the Offeror has provided the Coordinator of the Offer with a guarantee to the latter’s satisfaction.

The Coordinator of the Offer has undertaken to insure performance of the undertakings of the Offeror under this Schedule.

3.7	Notwithstanding the provisions of clauses 3.2 and 3.3 above, the Offeror shall not be entitled to defer the Initial Completion Date unless the Coordinator of the Offer confirms that its undertaking as set out in clause 3.6 above is also valid under the new conditions, or if the Offeror received such an undertaking from another member of the TASE.

3.8	Acceptance by Unregistered Holder

3.8.1	Any offeree holding Shares of the Company via a member of the TASE (an “Unregistered Holder”) shall give notice to the Offeror via the member of the TASE via which such Shares are held by the said Unregistered Holder (the “TASE Member”), of its acceptance or objection to the Offer to Purchase by way of delivery of notice to the TASE Member, lawfully signed by the Unregistered Holder or by its lawful attorney. The notice of the Unregistered Holder shall be in the form attached to this Schedule as Annex “A” (“Notice of Unregistered Holder”). The Notice of Unregistered Holder in which the Unregistered Holder gives notice of his acceptance of the Offer to Purchase shall hereinafter be known as the “Notice of Acceptance by Unregistered Holder”.

3.8.2	The Notice of Acceptance by Unregistered Holder shall contain a declaration by the Unregistered Holder in the form set out in the Notice by the Unregistered Holder, stating that the Shares in respect of which acceptance is given (the “Transferred Shares”) are free from any encumbrance, charge, debt, lien or other third party right as of the date of issue of the notice of acceptance, and thereafter, and until transfer of them to the Offeror in accordance with this Schedule.

3.8.3	A Notice by Unregistered Holder may be submitted to the TASE Member Sunday through Thursday (only when being Business Days) during ordinary business hours of the TASE Member , from the date of publication of this Schedule and until the Initial Completion Date (the “Initial Offer Period”).

3.8.4	The TASE Member shall provide the Coordinator of the Offer with the following notices on the Initial Completion Date, by 5:00 pm:

3.8.4.1	One Notice of Acceptance, in the form attached to this Schedule as Annex A1, for each of the notices of acceptance provided to it by all of the Unregistered Holders holding Shares of the Company via it. The Notice of Acceptance that the TASE Member delivers to the Coordinator of the Offer shall contain a declaration by the TASE Member to the effect that the Shares Transferred are free from any encumbrance, charge, debt, lien or other third party right whatsoever, as of the date of execution of the notice, and thereafter, and until transfer of them into the Offeror’s deposit account.

[1]	The Coordinator of the Offer is a company under control of IDB Development, which is a controlling shareholder of the Offeror.

3.8.4.2	One Notice of Objection, in the version attached to this Schedule as Annex 2A, for each of the notices of objection delivered to it by all of the Unregistered Holders holding Shares of the Company via it.

3.8.5	The Coordinator of the Offer shall provide the Offeror, by the Initial Completion Date at 6:00 pm, with one concentrated Notice of Acceptance for all of the notices of acceptance by Unregistered Holders received by it and one concentrated Notice of Objection for each of the notices of objection by Unregistered Holders received by it.

3.8.6	Pursuant to section 7(b) of the Purchase Offer Regulations, an Unregistered Holder who gives a Notice of Acceptance by Unregistered Holder shall be entitled to withdraw such Notice up to the Initial Completion Date at 5:00 pm (subject to the standard business hours of the member of the TASE via which the Unregistered Holder’s account is held).

Such withdrawal of Notice of Acceptance by Unregistered Holder shall be effected by noting the words “Notice of Acceptance cancelled” by noting the date and time, and by adding the signature of the Unregistered Holder, or its lawful attorney, at the offices of the TASE Member where the Notice of Acceptance was given, on the Notice of Acceptance which was given by the Unregistered Holder.

Withdrawal of a Notice by an Unregistered Holder which includes objection to the Offer to Purchase shall be effected by noting the words “Notice of Objection cancelled”, noting the date and time, and adding the signature of the Unregistered Holder or its lawful attorney, at the offices of the TASE Member where the Notice of the Unregistered Holder was given, or, should the Unregistered Holder so desire, by delivery to the TASE Member of a Notice of Acceptance by Unregistered Holder, as set out in clause 3.8.1 above, all by the Initial Completion Date at 5:00 pm (subject to the standard business hours of the member of the TASE via which the Unregistered Holder’s account is held).

3.8.7	Subject to the fulfillment of the conditions for completion of the Offer to Purchase under this Schedule, the payment owing to the Unregistered Holder from the Offeror for the Shares in respect of which the Notice of Acceptance by Unregistered Holder is given shall be transferred within four business days of the Final Expiration Date (as determined in Section 3.11.5 of this Schedule), via the Coordinator of the Offer, by crediting the account of the Unregistered Holder at the TASE Member, via the TASE Clearing House.

On the date of payment, the Coordinator of the Offer shall credit the deposit account opened by the Offeror with the Coordinator of the Offer, by the Shares of all of the Unregistered Holders in respect of which Notices of Acceptance by Unregistered Holders have been given, all via the TASE Clearing House.

Where the date of payment falls on a day that is not a Business Day or a Trading Day, the date of payment shall be deferred to the first day thereafter which is a Business Day and a Trading Day.

3.9	Acceptance by Registered Holder

3.9.1	An offeree registered in the Company’s register of shareholders (a “Registered Holder”) shall give notice of acceptance or objection to the Offer to Purchase by giving notice to the Coordinator of the Offer, at its offices, duly signed by the Registered Holder or its lawful attorney. The aforesaid notice shall be in the form attached to this Schedule as Annex B (the “Notice by Registered Holder”). The Notice by Registered Holder in which the Registered Holder gives notice of its acceptance of the Offer to Purchase shall hereinafter be known as the “Notice of Acceptance by Registered Holder”.

3.9.2	A Notice of Acceptance by Registered Holder shall be delivered to the Coordinator of the Offer at its offices together with the share certificate in respect of the Shares registered in its name in respect of which the Notice of Acceptance is given, or by providing such other evidence, to the full satisfaction of the Offeror, as to its ownership of the Shares as aforesaid, and together with a deed of transfer of shares in the form attached to this Schedule as Annex C, lawfully signed by the Registered Holder or its lawful attorney, and certified by a witness to the signature. Delivery of the above documents to the Coordinator of the Offer shall be as against acknowledgement of receipt by the Coordinator of the Offer.

3.9.3	The Notice of Acceptance by Registered Holder shall contain a declaration by the Registered Holder in the form set out in the Notice of Acceptance by Registered Holder, stating that the Shares in respect of which acceptance is given are owned by the Registered Holder and are free from any encumbrance, charge, debt, lien or other third party right as of the date of issue of the notice of acceptance, and thereafter, and until transfer of them to the Offeror in accordance with this Schedule.

3.9.4	A Notice by Registered Holder shall be delivered by a Registered Holder during the Initial Offer Period, up to the Initial Completion Date, at 5:00 pm, as set out in clause 3.9.2 above.

3.9.5	The Coordinator of the Offer shall hold the documents referred to in clause 3.9.2 above as trustee until the Final Expiration Date (as defined in clause 3.11.5 below).

3.9.6	The Coordinator of the Offer shall provide the Offeror, by the Initial Completion Date at 6:00 pm, with one concentrated Notice of Acceptance for all of the notices of acceptance by Registered Holders received by it and one concentrated Notice of Objection for each of the notices of objection to the Offer to Purchase by Registered Holders received by it.

3.9.7	Pursuant to section 7(b) of the Purchase Offer Regulations, a Registered Holder which gives a Notice by Registered Holder shall be entitled to withdraw such Notice up to the Initial Completion Date at 5:00 pm.

Withdrawal of a Notice of Acceptance by Registered Holder shall be effected by noting the words “Notice of Acceptance cancelled”, noting the date and time, and together with the signature of the Registered Holder or its lawful attorney, on such Notice of Acceptance given by it, and return of confirmation of receipt referred to in clause 3.9.2 above to the Coordinator of the Offer. At that time, the Coordinator of the Offer shall return the share certificate and deed of transfer of the Shares given to the Coordinator of the Offer by the Registered Holder, to the Registered Holder. The deed of transfer of the Shares shall be returned to the Registered Holder, having been stamped as “cancelled”.

Withdrawal of a Notice by a Registered Holder which includes objection to the Offer to Purchase shall be effected by noting the words “Notice of Objection cancelled”, noting the date and time, and adding the signature of the Registered Holder or its lawful attorney, or, should the Registered Holder so desire, by delivery to the Coordinator of the Offer of a Notice of Acceptance by Registered Holder, as set out in clause 3.9.1 above, all by the Initial Completion Date at 5:00 pm.

Withdrawal by a Registered Holder of its Notice may be effected at the offices of the Coordinator of the Offer alone.

3.9.8	Subject to the fulfillment of the conditions for completion of the Offer to Purchase under this Schedule, the payment owing to the Registered Holder from the Offeror for the Shares in respect of which the Notice of Acceptance by Registered Holder is given shall be transferred on the date of payment (as defined in clause 3.8.7 above) via the Coordinator of the Offer, by crediting the account of the Registered Holder as set out in the Notice of Acceptance by such Registered Holder.

On the date of payment, the Coordinator of the Offer shall provide the documents set out in clause 3.9.2 above to the Offeror in order to enable the Offeror to be registered as holder of the shares referred to in such documents, in the Company’s register of shareholders.

Where the date of payment falls on a day that is not a Business Day or a Trading Day, the date of payment shall be deferred to the first day thereafter which is a Business Day and a Trading Day.

3.10	A Holder, whether Registered or Unregistered, who holds shares of the Company, shall not be entitled to withdraw from a Notice of Acceptance (which such Holder delivered by the Initial Completion Date) after the Initial Completion Date (at 5:00 pm).

3.11	Notice of the results of the Purchase Offer and Additional Offer Period

3.11.1	Whereas the Offer is also addressed to the holders of ADSs in the United States and in light of the customary procedures in the United States, the final data regarding acceptance of the Offer in the United States may possibly be received by the Offeror only during the Business Day following the Initial Offer Period (5:00 p.m. Israeli time and 10:00 a.m. New York time) (in this section – “Acceptance Periods”).

3.11.2	Therefore, and according to the approval of the Chairman of the Israeli Securities Authority, dated August 20, 2006, given by power of his authority according to section 27 to the Purchase Offer Regulations, in the event that the non final data held by the Offeror at the end of the Acceptance Periods shall be unambiguous, the Offeror intends to publish such (by pointing out the fact that part of the data (the data referring to the results in the United States of America) is not final yet), and to publish an additional report after reception of the final data.

3.11.3	In the event that the non final data held by the Offeror at the end of the Acceptance Periods shall not enable an unambiguous determination regarding the results of the Offer, publication of the final data regarding the results of the Purchase Offer may be made at a date no later than 24 hours from the date provided therefor in the Purchase Offer Regulations.

3.11.4	If, according to the results of the Offer, the conditions of the Offer to Purchase set out in clauses 4.1 and 4.2 below are met, the Offeror shall give notice to the offerees, no later than 10:00 am on the Business Day following on which the Offeror informed regarding the results of the Purchase Offer, of the results of the Offer, and within four days of the Initial Completion Date (the “Additional Offer Period”), meaning – until the Final Expiration Date (as defined below), offerees who did not express a position regarding the Offer, or who objected to it, may accept the Offer in the manner and on the conditions specified in Section 3.11.5 below. Notice by the Offeror as aforesaid shall be delivered as set out in section 25 (a) of the Purchase Offer Regulations.

3.11.5	The final date for delivery of Notices of Acceptance during the Additional Offer Period shall be September 25, 2006 (the “Final Expiration Date”), at 5:00 pm.

Registered Holders and Unregistered Holds who would like to accept the Offer may do so in the manner and under the terms set for the acceptance of the Offer (as set out in clause 3.8 (for an Unregistered Holder) and clause 3.9 (for a Registered Holder).

3.11.6	The Coordinator of the Offer shall provide the Offeror, on the Final Expiration Date, by 6:00 pm (Israel time), with a concentrated Notice of Acceptance for all of the notices of acceptance of TASE Members and for all of the notices of acceptance of Registered Holders received by it during the Additional Offer Period, until the Final Expiration Date.

3.11.7	Within one Business Day from the date on which the Offeror received the final data regarding the results of acceptance of the Purchase Offer at the end of the Additional Offer Period, the Offeror shall provide the Authority, TASE and the Company with a report of the results of the Offer to Purchase, taking into account Notices of Acceptance given during the Additional Offer Period (“Final Report of Results of Offer”).

3.11.8	During the Additional Offer Period, shares in respect of which Notices of Acceptance have been given, the documents referred to in clause 3.9.2 above and the consideration owing for them shall be held by the Coordinator of the Offer, who shall hold them in trust until the Final Expiration Date.

During the Additional Offer Period, a holder, whether registered or unregistered, will not be entitled to withdraw from its acceptance notice given during the Initial Offer Period (meaning – until the Initial Completion Date which is September 21, 2006, at 5:00 p.m).

3.11.9	Purchase of the Shares by the Offeror under this Schedule shall be effected in accordance with the data in the Final Report of the Results of the Offer.

Should the number of Shares in respect of which notices of acceptance have been received by the end of the Additional Offer Period be greater than 890,000, the Offeror shall purchase the total number of Shares from each offeree who provides Notice of Acceptance of this Offer to Purchase in respect of which such offeree has given such Notice of Acceptance as aforesaid, multiplied by the ratio of the maximum number of shares that the Offeror undertook to purchase as aforesaid and the total number of shares in respect of which Notices of Acceptance have been given under this Schedule as of the end of the Additional Offer Period.

4.	Conditions of Offer to Purchase and Withdrawal from Offer to Purchase

The Offeror’s undertaking to purchase shares in accordance with the Offer to Purchase under this Schedule, is conditional upon the performance of the following conditions:

4.1	In accordance with section 332 of the Companies Law, acceptance of the Offer by offerees holding shares constituting, as of the Initial Completion Date (as defined in clause 3.1 of this Schedule), shall be at least 5% of the voting rights in the Company (the “Minimum Rate of Acceptance”)[1].

4.2	In accordance with section 331 of the Companies Law, the consent of the majority (by a count of votes) of the offerees who have given notice of their position as to the Offer to Purchase shall have been obtained. In counting the votes of offerees, the votes of controlling shareholders in the Offeror or of holders of a controlling group in the Company, or any person acting on behalf of such or on behalf of the Offeror, including their relatives or corporations under their control, shall not be taken into account.

[1]	As of the date of this Schedule, the amount of shares constituting the Minimum Rate of Acceptance is 825,188. The amount of shares in the Minimum Rate of Acceptance might increase during the acceptance period as a result of exercise of options issued in the past by the Company to employees, officers and institutional investors, which may be exercised for Shares of the Company.

4.3	If the Offer to Purchase under this Schedule is not accepted by offerees holding the Minimum Rate of Acceptance, or if the condition set out in clause 4.2 above is not in met, the Offer to Purchase shall be deemed not to have been accepted, and the Offeror shall not purchase any Shares from the holders who have accepted the Offer to Purchase. Upon the occurrence of such an event, the Coordinator of the Offer shall act as follows:

4.3.1	It shall return the Notices of Acceptance received from TASE Members in respect of Unregistered Holders to such TASE Members who delivered Notices of Acceptance under this Schedule, together with a notice of cancellation of such;

4.3.2	It shall return Notices of Acceptance to Registered Holders who delivered Notices of Acceptance under this Schedule, by registered mail, together with notice of cancellation thereof and together with deeds of transfer of the Shares, share certificates and other documents attached to the Notices of Acceptance delivered by them.

4.4	In the event of circumstances which the Offeror did not know about and was not required to know about, or did not foresee and ought not to have foreseen, and the conditions of the Offer to Purchase under such circumstances have become materially different from conditions that a reasonable Offeror would have offered had he known such circumstances on the date of this Schedule, the Offeror shall be entitled to withdraw from the Offer to Purchase, and in such a case, the Coordinator of the Offer shall act as set out in clauses 4.3.1 and 4.3.2 above and the Offeror shall give notice of such withdrawal from the Offer to Purchase and shall publish such notice as required under the Purchase Offer Regulations.

5.	Agreements regarding Securities of the Company

On July 3, 2006, the Offeror completed the purchase of Shares of the Company constituting approximately 30.9% of the issued and paid-up share capital and of the voting rights in the Company from a number of entities held by trusts for members of the Bronfman family and from a company related to a company owned by Mr. Jonathan Kolber (Chairman of the board of directors of the Company), in consideration for the total sum of approximately US $ 394 million, reflecting a price of US $ 77.5 per ordinary Share of the Company, in accordance with an agreement of May 2006 as amended on the date of completion on July 3, 2006 (the purchase agreement, as amended, hereinafter: the “Purchase Agreement”).

Under the Purchase Agreement, the Offeror gave a company owned by Mr. Jonathan Kolber (“Anfield”) a put option under which Anfield would be entitled to sell the Offeror ordinary shares in the Company constituting approximately 4.1% of the issued and paid-up share capital of the Company (“Anfield’s Shares”), in consideration for a total sum of approximately NIS 236 million linked to the CPI (the “Price of Anfield’s Shares”), reflecting a share price of US $ 77.5 per ordinary share of the Company, plus a certain rate up to December 2006. The put option may be exercised by Anfield in December 2006, under the conditions set out in the Purchase Agreement.

At the same time, the Offeror entered into a loan agreement under which it provided Anfield with a loan in the total sum of approximately NIS 232 million, linked to the CPI and bearing reasonable interest. The loan is to be fully repaid by Anfield in December 2006, upon the conditions set out in the loan agreement. In assurance of repayment of the loan, Anfield’s Shares were encumbered by a first charge in favor of the Offeror, and were deposited for safekeeping in trust. Similarly, the Offeror entered into a guarantee agreement, according to which it committed itself to guarantee the bank an amount equaling US $ 10 million in favor of Anfield, while parallely Anfield or somebody on its behalf arranges for a monetary deposit of the same amount, which shall be pledged to the bank, all this as sureties of equal parts for the future credit line of Anfield with the bank in an aggregate amount equaling US $ 40 million for a period of up to 30 months. The amounts available to Anfield in the framework of the credit line will be used for the purchase of securities traded at TASE by Anfield at its discretion, subject to certain limitations as set forth in the agreement. These securities will be used as surety for the credit line as well.

The Purchase Agreement further provided that after a particular time following the date of completion of the transaction (as of January 2007), the Offeror would purchase ordinary shares in the Company held by certain officers of the Company, should they so request of it, at a share price of US $ 77.5, subject to adjustments for distributions made by the Company to its shareholders. In this framework, the Offeror might purchase additional shares of the Company, amounting to, as of the date of this Schedule, approximately 2.5% of the issued and paid-up share capital of the Company, for a total consideration of up to US $ 31 million, subject to adjustments as aforesaid. As at the date of this Schedule, some of the officers have given notice to the Offeror of exercise of their rights (for most of the shares that the Offeror undertook to purchase as aforesaid).

Furthermore, the Offeror undertook to purchase 2,000 shares of the Company held by a shareholder of the Company, constituting approximately 0.01% of the issued and fully paid up share capital and of the voting rights in the Company, for a price per share of US $ 77.5. The Offeror estimates that such shares shall be purchased after the Final Expiration Date, as defined in this Schedule.

6.	Financing

The Offeror intends to finance purchase of the Shares under this Offer to Purchase, from out of its own sources. The Offeror has not received any loan for the purpose of financing the Offer to Purchase, or purchase of the Shares hereunder.

7.	The Offeror’s Plans for the Target Company

The holdings of the Offeror in the Company (the purchase of which was completed in July 2006 – see section 5 above) were purchased for investment. The Offeror intends to examine from time to time its holdings in the Company and according to the applicable circumstances at the relevant date, the Offeror may purchase additional shares or sell shares of the Company, subject to the provisions of any law. To the Offeror’s best knowledge, directors and office holders in the Company may also purchase or sell shares of the Company, subject to the provisions of any law.

Similarly, the Offeror, as controlling shareholder in the Company, together with the Company’s management, may examine changes in existing holdings of the Company in companies held by it and, consistent with this, examine the increase of the Company’s share in part of those companies or the sale of part or all of the Company’s other holdings.

To the extent that this Offer to Purchase is not completed, for any reason, the Offeror reserves the right to publish an additional Offer to Purchase the Shares of the Company, under such conditions as it may see fit and without being bound by the conditions of this Offer to Purchase.

As of the date of publication of this Schedule, there are no external directors acting in the Company. To the best of the Offeror’s knowledge, the Company is taking actions towards the early appointment of two external directors to the board of directors of the Company.

8.	Taxation

8.1	The description below summarizes the Israeli tax aspects only, applicable to the shareholders of the Company that shall accept the Offer and sell their Shares of the Company pursuant to the Offer. Holders of ADS should refer to Section 8.2.

The description is based on (i) the provisions of the Israeli Income Tax Ordinance [New Version], 1961 (the “Ordinance”) in respect of the taxation of the securities listed for trading on the stock exchange, as promulgated after the amendment to the Income Tax Ordinance (no. 147), 2005 (the “Amendment”), (ii) the regulations promulgated thereunder and (iii) the tax approval in respect of tax withholding at source, which was received from the Israeli Tax Authority on July 20, 2006 (the “Tax Approval”). Furthermore, on the date of the Offer, not all of the regulations expected to be promulgated pursuant to the Amendment have been promulgated yet, and there is no existing common practice regarding the implementation of some of the Amendment’s provisions, or any ruling to be used for purposes of interpretation of the new tax provisions included in the Amendment.

This is a general description only, which is based on the law as of the date ofpublication of the Offer. The description does not purport to be an official interpretation of the aforementioned law provisions, and does not replace the need to receive professional advice, taking into consideration the particular circumstances of each shareholder.

The capital gain derived from the sale of the offered securities – the Offer of the Shares will be treated as a sale for the Ordinance purposes, and therefore the shareholders who accepted the Offer and sold their shares pursuant to the Offer shall be treated as sellers of their shares for tax purposes.

Pursuant to Section 91 of the Ordinance, real capital gains deriving from the sale of securities by a shareholder who is an Israeli resident, shall be subject to the tax rate applicable to individuals pursuant to Section 121 of the Ordinance, which shall not exceed 20%, and such capital gain will be treated as the highest stage in the scale of such shareholder’s taxable income. The aforementioned shall not apply to the sale of securities by an individual who is a “Significant Shareholder” of the Company – i.e. a shareholder who holds directly or indirectly, including with others (as defined in Section 88 of the Ordinance), at least 10% of any means of control in the company (as defined in Section 88 of the Ordinance) – at the time of the securities’ sale or any time during the 12 month period preceding such sale, in which case the real capital gain will be taxed at a tax rate that shall not exceed 25%. Furthermore, the real capital gains deriving from the sale of securities by an individual shareholder who claimed deduction for financing expenses in connection with such securities, shall be taxed at a rate of 25%. A Shareholder, which is a company, shall be subject to the corporate tax rate on capital gains derived from the sale of securities (31% in the fiscal year of 2006). However, the real capital gains of companies that were not subject to the provisions of Chapter B of the Israeli Income Tax Law (Inflationary Adjustments), 1985, or the provisions of Section 130A of the Ordinance, prior to the promulgation of the Amendment, shall be taxed at a rate of 25%.

Notwithstanding the aforementioned, the tax rate may vary in the following cases: (i) shareholders whose income deriving from the sale of securities is considered as a “business”income, pursuant to the provisions of Section 2(1) of the Ordinance; (ii) shareholders who acquired their securities prior to an initial public offering, or (iii) shareholders who received their securities through the exercise of employee stock options in accordance with Section 102 of the Ordinance.

For purposes of determining the amount of capital gains deriving from the sale of the shares, the original price of a share, which was acquired before January 1, 2003, will be considered as the higher of: (i) the average closing share price on the stock exchange for the three trading days preceding January 1, 2003 or (ii) its original price adjusted to that date, except for certain exceptions.

Non-Israeli residents will generally be exempt from capital gains tax on the sale of shares listed for trading on the sstock exchange, provided that such shareholders did not acquire their shares prior to an initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. The aforementioned shall not be applicable to non-Israeli resident companies which are held by Israeli residents, in accordance with Section 68A of the Ordinance. In the event that such an exempt shall not be applicable, the provisions of the tax convention (if such convention exists) between Israel and the state of residence of the non-Israeli resident shall apply.

In addition, pursuant to the U.S.-Israel Tax Treaty with Respect to Taxes on Income, a United States resident shall be exempted from Israeli taxes on capital gains deriving from the sale of shares of an Israeli company, subject to the fulfillment, inter alia, of the following cumulative conditions: (i) the investor qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, (ii) the investor holds the shares as an investment in capital asset, and (iii) the investor has not been holding shares representing 10.0% or more of the voting power of the Company during any part of the 12 month period preceding the sale.

Withholding tax – shall be deducted in accordance with the provisions of the Income Tax Regulations (Withholding from Consideration, from Payment or from Capital Margin upon Sale of Security, Sale of Unit in a Trust Fund or Future Transaction), 2002 (the “Deduction Regulations”), any person/entity paying consideration for the purchase of the securities shall withhold tax at the rate of 20% of the shareholder’s gain on such sale, if the seller is an individual, or 25% if the seller is a company.As aforementioned, the Company has obtained an approval from the Israeli Tax Authority with respect to the withholding tax rates applicable to shareholders as a result of the purchase of shares pursuant to the offer. The Tax Approval provides, among other things, that tendering shareholders who (1) hold their shares through an Israeli broker or financial institution will be subject to Israeli withholding tax to the extent required by the Deduction Regulations, (2) certify that they are non-Israeli residents for Income Tax purposes, and with respect to non-Israeli resident companies, that certify that the provisions of Section 68A(a) of the Ordinance are not applicable to them, and (3) are shareholders not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a rate of 15.66% of the gross proceeds payable to them pursuant to the offer.

The general description above does not replace the need to receive experts’ professional advice, taking into consideration the particular circumstances of each shareholder. Anyone who wishes to purchase securities pursuant to this Offer should receive professional advice in order to clarify the tax results, including the tax withholding at source applicability to such purchaser, taking into consideration such purchaser’s particular circumstances.

8.2	ADS Unit holders and US shareholders are referred to clause 10 of this Schedule and to clause 4 of Annex D.

9.	Further Particulars

9.1	Section 331 of the Companies Law provides as follows:

“(a)	A special purchase offer shall be made to all offerees and the offerees may notify of their consent to the special purchase offer or of their objection to it.

(b)	A special purchase offer shall only be accepted by a majority in the counting of votes of those offerees who give notice of their position in respect of the offer.

(c)	In counting the votes of offerees, the votes of controlling shareholders in the offeror or of a holders of a controlling group in the company, or any person acting on behalf of such or on behalf of the offeror, including their relatives or corporations under their control, shall not be taken into account.

(d)	Where a special purchase offer has been accepted, offerees who have not given notice of their position in respect of the purchase offer, or who have objected to it, may consent to the offer, no more than four days after the last day for accepting the purchase offer, or on such other date as the Minister may prescribe in this respect, and they shall be considered to have consented to the offer from the outset.”

9.2	Under section 329 of the Companies Law, the board of directors of the Company is to provide its opinion to offerees regarding the advisability of the Offer to Purchase, or shall not provide its opinion on the advisability of the Offer to Purchase, if it is unable to do so, provided that it gives notice of its reasons for not so doing; the board of directors shall disclose all of the personal interests of each of the directors in or stemming from the Offer to Purchase.

The opinion of the board of directors, or its notice that it shall not provide such an opinion, including the opinion of the board of directors, if given after publication of an amendment to this Schedule, if it contains amendments that might affect the advisability of acceptance of the Offer, shall be given at least five (5) Business Days prior to the Initial Completion Date; the opinion shall be published by the Company as an immediate report, immediately upon the passing of the resolution by the board of directors.

10.	Information for ADS Unit holders

10.1	General As stated above, this Offer to Purchase is also directed at the holders of ADS Units, and use of the term “Shares” or “Shares of the Company” in this Schedule shall also include ADS Units, mutatis mutandis, unless otherwise noted. The price to be paid for ADS Units will be paid, subject to withholding tax according to law, in the US Dollar equivalent, at the representative Dollar exchange rate to be published by the Bank of Israel on the Final Expiration Date (as defined in Section 3.11.5 of this Schedule), and if such exchange rate shall not be determined on the Final Expiration Date, then the representative Dollar exchange rate shall be the last exchange rate published prior to the Final Expiration Date.

10.2	Notices of Acceptance and Objection For details regarding the manner and place in which ADS olders can tender or object to the Offer, including the forms of such notices, see Annex D to this Schedule (in English).

10.3	Taxation See Annex D to this Schedule (in English) for a summary of the substantial tax consequences of the Offer to Purchase to US shareholders and ancilliary forms.

11.	Powers of the Securities Authority

11.1	Pursuant to the Purchase Offer Regulations, if the Securities Authority, including an employee authorized for such purpose (the “Authority”) is of the opinion that this Schedule does not contain all of the details which, in its view, are important for a reasonable offeree, or that this Schedule does not uphold the provisions of the Purchase Offer Regulations, the Authority may, during the Initial Offer Period, order postponement of the Initial Completion Date, and the Authority may, after giving the Offeror an appropriate opportunity to state its arguments, order an amendment to this Schedule or an amended Schedule in such manner and in such way as it may order, to be published within one Business Day, unless it prescribes a different date.

11.2	The Authority shall also be entitled to order postponement of the Initial Completion Date if it sees fit to do so for the purpose of protection of the interests of the offerees. Should the Authority so order, the provisions of clause 11.1 above shall apply.

12.	Details of Offeror’s Representatives for Handling this Schedule

The Offeror’s representatives for the purpose of handling this Schedule shall be Advocates Nechama Brin, Ido Zemach and Gur Nabel of Goldfarb, Levi, Eran, Meiri & Co., Advocates, of 2 Weizmann St., Tel Aviv. Tel.: 03-6089999; Fax: 03-6089837

—————————————— Discount Investments Company Ltd.

Names of Signatories for the Offeror	Positions	Date of Signature

Ami Arel	President and Chief Executive Officer	August 30, 2006

Ari Bronstein	Vice President	August 30, 2006

Annex A – Notice by Unregistered Holder

To:                  Discount Investment Company Ltd. via TASE Member - ____________________ Ltd.

Re: Ordinary Shares in Koor Industries Ltd. (the “Company”)

Whereas under a schedule dated August 30, 2006 by Discount Investments Company Ltd. (the “Offeror”), the Offeror made a special purchase offer under section 328 of the Companies Law, 5759-1999 for the purchase of up to 890,000 ordinary shares of NIS 0.001 par value (“Ordinary Shares”) of the Company (the “Schedule”); and

Whereas I am the owner and holder, via you, in deposit no. _______, branch no. ________, or _____ Ordinary Shares of the Company, and I wish to accept / object to (delete whichever is inapplicable) the purchase offer by the Offeror as contained in this Schedule;

Therefore, I hereby give notice to you as follows: (Place an X in the appropriate box)

☐	I agree to the purchase offer, in respect of ____ Ordinary Shares of the Company (the “Shares”). This notice should be deemed to be a “Notice of Acceptance by Unregistered Holder” as defined in clause 3.8.l of this Schedule and undertaking to transfer the Shares.

I hereby declare and undertake that the Shares are free from any encumbrance, charge, debt, lien or other third party right whatsoever as at the date of giving of this Notice of Acceptance, and that such Shares shall be in that state on the date of transfer of them to the Offeror under this Schedule.

Please transfer consideration for the Shares into my account as above.

I am aware that the correctness of this declaration is a precondition to acquisition of the Shares by the Offeror and payment of consideration for them under this Schedule.

☐	I object to the purchase offer, in respect of ____ Ordinary Shares of the Company.

—————————————— Date	—————————————— Identity / Company Number —————————————— Name —————————————— Signature and Stamp

Annex A1 – Notice of Acceptance by TASE Member

To:	Discount Investments Company Ltd.

Re: Ordinary Shares in Koor Industries Ltd. (the “Company”)

I hereby refer to this Schedule dated August 30, 2006 by Discount Investments Ltd. (the “Offeror”), under which the Offeror has offered to purchase up to 890,000 ordinary shares of NIS 0.001 par value each (the “Ordinary Shares”) in the Company (the “Schedule”).

Whereas we have received Notices of Acceptance of the purchase offer in respect of a total sum of _____________ Ordinary Shares of the Company (the “Shares”) from their owners thereof, holding them via us, notice is hereby given of acceptance as defined in clause 3.8.4.1 of this Schedule, and an undertaking to transfer such Shares.

We hereby declare and undertake that the Shares are held by us and are free from any encumbrance, charge, debt, lien or other third party right whatsoever as at the date of giving of this Notice of Acceptance, and that such Shares shall be in that state on the date of transfer of them to the Offeror under this Schedule.

Please transfer consideration for the above shares into our account at the TASE Clearing House.

We are aware that the correctness of this declaration is a precondition to acquisition of the Shares by the Offeror and payment of consideration for them under this Schedule.

—————————————— Date	—————————————— TASE Member Name —————————————— TASE Member Number —————————————— Signature and Stamp

Annex A2 – Notice of Objection by Stock Exchange Member

To:	Discount Investments Company Ltd.

Re: Ordinary Shares in Koor Industries Ltd. (the “Company”)

Whereas under a schedule dated August 30, 2006 by Discount Investments Company Ltd. (the “Offeror”), the Offeror made a special purchase offer under section 328 of the Companies Law, 5759-1999 for the purchase of up to 890,000 ordinary shares of NIS 0.001 par value (“Ordinary Shares”) of the Company (the “Schedule”); and

Whereas we have received notices of objection to the purchase offer in respect of a total number of ___________ Ordinary Shares of the Company (the “Shares”) from the owners thereof, holding them via us;

Therefore, notice of objection is hereby given in respect of the Shares, as defined in clause 3.8.4.2 of this Schedule.

—————————————— Date	—————————————— Stock Exchange Member Name —————————————— Stock Exchange Member Number —————————————— Signature and Stamp

Annex B – Notice by Registered Holder

To:	Discount Investments Company Ltd.

Re: Ordinary Shares in Koor Industries Ltd. (the “Company”)

Whereas under a schedule dated August 30, 2006 by Discount Investments Company Ltd. (the “Offeror”), the Offeror made a special purchase offer under section 328 of the Companies Law, 5759-1999 for the purchase of up to 890,000 ordinary shares of NIS 0.001 par value (“Ordinary Shares”) of the Company (the “Schedule”); and

Whereas I am the owner of / empowered to act in respect of ______ Ordinary Shares of the Company marked from no. ________ through to no. ________ inclusive, registered in the name of _________ on the register of shareholders of the Company, and I wish to accept / object to (delete whichever is inapplicable) the purchase offer by the Offeror contained in this Schedule;

Therefore, I hereby give notice to you as follows: (Place an X in the appropriate box)

☐	I agree to the purchase offer, in respect of ____ Ordinary Shares of the Company (the “Shares”). This notice should be deemed to be a “Notice of Acceptance by Registered Holder” as defined in clause 3.9.1 of this Schedule, and an undertaking for transfer of the Shares under the deed of transfer of the Shares attached, all in accordance with the conditions of the Offer to Purchase.

I hereby declare and undertake that the Shares are owned by me and are free from any encumbrance, charge, debt, lien or other third party right whatsoever as at the date of giving of this Notice of Acceptance, and that such Shares shall be in that state on the date of transfer of them to the Offeror under this Schedule.

Please transfer the consideration for the Shares to bank account no. _______ in the name of ____________ at the _____________ Bank, ____________ branch (branch no. _______).

I am aware that the correctness of this declaration is a precondition to acquisition of the Shares by the Offeror and payment of consideration for them under this Schedule.

I object to the purchase offer, in respect of ____ Ordinary Shares of the Company.

—————————————— Date	—————————————— Signature —————————————— Name —————————————— Identity / Company Number —————————————— Address

Annex C – Deed of Transfer of Shares

I / we, the undersigned, _____________, identity / company no. _______________, of No. ____, _______________ St., ___________________, in consideration for the sum of NIS ____________ paid to me / us by Discount Investment Company Ltd. (the “Transferee”) hereby transfer to the Transferee _____________ ordinary shares of NIS 0.001 par value each, marked no. _____ through _____ inclusive, in certificate no. _______, of Koor Industries Ltd., to be held by the Transferee, its attorneys and assigns, under identical conditions to those under which I / we held them at the time of execution of this Deed.

And I, the Transferee, agree to take the above Shares under the above conditions.

In witness whereof, we have hereunto set our hands at __________ on _________ [date]

—————————————— Signature of Transferor	—————————————— Signature of Transferee

Witness to Signature of Transferor:	Witness to Signature of Transferee:

Name: ——————————————	Name: ——————————————

Signature: ——————————————	Signature: ——————————————